Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (Form S-4 No. 333-204855) pertaining to the (i) the First Security Group, Inc. 2012 Long-Term Incentive Plan, (ii) the First Security Group, Inc. 2002 Long-Term Incentive Plan, and (iii) the First Security Group, Inc. 401(k) and Employee Stock Ownership Plan of our report dated June 10, 2015, with respect to the consolidated financial statements of Atlantic Capital Bancshares, Inc. and its subsidiary included in its Registration Statement (Form S-4 No. 333-204855) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 2, 2015